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                                                              Exhibit 3.1


                            SECOND AMENDED AND RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                         ALLIANCE DATA SYSTEMS CORPORATION


              ALLIANCE DATA SYSTEMS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

       1.     The name of the Corporation is Alliance Data Systems Corporation.

       2. The Corporation was originally incorporated under the name "Limited Marketing Services, Inc.", the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 23, 1995, and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 1999.

       3. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation and was duly authorized by written consent of the requisite percentage of stockholders of the Corporation, after having been declared advisable by the Board of Directors of the Corporation (the "Board of Directors"), all in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

       4. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall, upon the effective date of this Second Amended and Restated Certificate of Incorporation, read as follows:

                                      ARTICLE I

       The name of the Corporation is Alliance Data Systems Corporation.

                                      ARTICLE II

       The purpose for which the Corporation is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

                                     ARTICLE III

       Effective as of the close of business on the date of filing this Second Amended and Restated Certificate of Incorporation (the "Effective Time"), such filing shall effect a one for

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nine reverse stock split. As of the Effective Time, each nine (9) issued and outstanding shares of previously authorized common stock, $.01 par value per share, of the Corporation (the "Old Common Stock"), shall thereby and thereupon be combined into one (1) validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Corporation (the "Common Stock"). Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall be combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled, and provided further that the Corporation shall not issue fractional shares with respect to the combination. To the extent a stockholder holds a number of shares of Old Common Stock not evenly divisible by nine (9), such stockholder will receive cash for each fractional interest resulting from such division in an amount equal to $1.67 per 1/9th new share.

       Following the reverse stock split, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 220,000,000 consisting of:

                     (i)    200,000,000 shares of Common Stock, and

                     (ii) 20,000,000 shares of preferred stock, $.01 par value per share, of which 120,000 shares of Series A Preferred Stock have been designated.

       The Board of Directors may determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the Board of Directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein.

       The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations and restrictions in respect of the Common Stock and the Series A Preferred Stock of the Corporation.

A.     COMMON STOCK.

       1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any series of preferred stock.

       2. VOTING. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder with respect to each matter submitted to the stockholders of the Corporation for a vote at a meeting of stockholders of the Corporation or by written consent in lieu of a meeting. There shall be no cumulative voting.

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       3.     DIVIDENDS.  Dividends may be declared and paid on the Common
Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any dividend rights of any then outstanding shares of any series of preferred stock

       4. LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to the rights of any then outstanding shares of any series of preferred stock.

B.     SERIES A PREFERRED STOCK

       1.     DIVIDENDS.

              (a) Beginning on the date of issuance of the Series A Preferred Stock (the "Issue Date"), each holder of outstanding shares of Series A Preferred Stock shall be entitled to receive cash dividends on each share of Series A Preferred Stock held by such holder at a per annum rate of six percent (6%) on the sum of (x) One Thousand Dollars ($1,000) PLUS
       (y) any and all accrued but theretofore unpaid dividends in respect of such share (the amounts referred to in (x) and (y), collectively, the "Per Share Preference Amount"). Dividends hereunder shall accrue daily based on a year of 365 days and compounded quarterly. From and after the Issue Date, all Dividends shall be cumulative, whether or not earned or declared by the Board of Directors and whether or not there are any funds of the Corporation legally available for the payment of dividends, and shall be paid quarterly in arrears on the first Business Day of each January, April, July and October beginning in October 1999 (each a "Dividend Payment Date"); PROVIDED, that with respect to any Dividend Payment Date, the Board of Directors may elect not to pay cash dividends on the Series A Preferred Stock, in which case, the amount of any unpaid dividends shall be considered an unpaid dividend arrearage until paid in full in cash (I.E., such amount shall be added to the Preference Amount in effect immediately prior to such Dividend Payment Date); PROVIDED, FURTHER, that with respect to any Dividend Payment Date, no dividends shall be paid to the extent payment thereof would result in a breach of or default under any debt agreement to which the Corporation is a party on the applicable Dividend Payment Date, in which case, the amount of any unpaid dividends shall be considered an unpaid dividend arrearage until paid in full in cash (I.E., such amount shall be added to the Per Share Preference Amount in effect immediately prior to such Dividend Payment
       Date). The Board of Directors may fix in advance a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend hereunder, which record date shall be no more than thirty (30) and no less than ten (10) days prior to the date fixed for payment thereof.

              (b) In no event, so long as any shares of Series A Preferred Stock shall remain outstanding, whether accomplished directly or indirectly through another corporation or entity controlled by the Corporation, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock, other than a dividend or distribution payable in shares of Common Stock, nor shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock,

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       unless, in each such case (other than in the case of repurchase by the
       Corporation of shares of Common Stock pursuant to the terms of any employment agreement, stock restriction agreement, stock purchase agreement, stock option agreement or similar arrangement between the Corporation and any employee, director, consultant or group thereof, none of which shall be restricted), full cumulative dividends on the Series A Preferred Stock through the most recent Dividend Payment Date shall have been declared and paid and any arrears in the redemption of the Series A Preferred Stock shall have been satisfied.

       2.     LIQUIDATION, DISSOLUTION OR WINDING UP.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each a "Liquidation"), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of capital stock of the Corporation by reason of their ownership thereof, in respect of each outstanding share of Series A Preferred Stock then held by such holder, an amount equal to the then Per Share Preference Amount. If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Second Amended and Restated Certificate of Incorporation, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

              (b) After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon the Liquidation, the holders of shares of Common Stock then outstanding shall share in any distribution of the remaining assets and funds of the Corporation.

              (c) Except as provided in (d) below, neither the merger or consolidation of the Corporation into or with any other corporation, nor the sale of all or substantially all the assets of the Corporation, shall be deemed to be a Liquidation for purposes of this Section 2.

              (d) A Sale of the Corporation (as hereinafter defined) shall be deemed to be a Liquidation for purposes of this Section 2 if (x) holders of shares of Common Stock shall be entitled to receive in connection with such Sale of the Corporation per share consideration in an amount which is less than the then Conversion Price (as hereinafter defined) and (y) a majority of the then outstanding shares of Series A Preferred Stock (voting as a single class) so elect (such election to be made within 20 days of the delivery of the notice required by Section 7(n)(B) in respect of such Sale of the Corporation), in which case the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, upon the closing of such transaction, the amount payable to such holders pursuant to (a) above. If no such notice is given, the provisions of Section 8 shall apply

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       and the consummation of such Sale of the Corporation shall be deemed to be a Mandatory Conversion Event. The amount "per share consideration" payable to holders of Common Stock in connection with any Sale of the Corporation shall be the cash or the value of the property, rights or securities distributed to such holders of Common Stock by the acquiring person, firm or other entity as determined in good faith by the Board of Directors. For purposes of this Section 2(d), a "Sale of the Corporation" shall mean (i) the merger or consolidation of the Corporation into or with another corporation (other than a merger or consolidation in which if the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of the surviving corporation), or (ii) the sale, lease, transfer or disposition of all or substantially all the assets of the Corporation.

       3.     VOTING.

              (a) The holders of shares of Series A Preferred Stock (and any other class or series of stock entitled to vote together as one class with the Common Stock) shall be entitled to vote as a single class (on an as-converted basis) with the holders of Common Stock on each matter submitted to the stockholders of the Corporation for a vote.

              (b) Notwithstanding anything herein to the contrary, the shares of Series A Preferred Stock to be issued to Welsh, Carson, Anderson & Stowe VIII, L.P. (the "Restricted Stockholder"), pursuant to the Preferred Stock Purchase Agreement dated as of July 12, 1999 among the Corporation, the Restricted Stockholder and the other purchasers signatory thereto, shall not entitle the Restricted Stockholder to have any voting rights, including any rights to vote for the directors of the Corporation, except as may be required by applicable law, until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or shall have been terminated with respect to the acquisition by such Restricted Stockholder of each shares of Series A Preferred Stock.

       4.     RESTRICTIONS.  So long as any shares of Series A Preferred
Stock remain outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Second Amended and Restated Certificate of Incorporation, and in addition to any other vote required by law, the Corporation shall not, without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock voting together as a single class, either given by affirmative vote in person or by proxy at a meeting duly called and held for that purpose or by written consent in lieu of a meeting, by amendment of this Second Amended and Restated Certificate of Incorporation, by resolution of the Board of Directors, or by consolidation of the Corporation with, or merger of the Corporation with or into another entity, or in any other manner:

                     (i) amend, alter or repeal any provision of, or add any provision to this Second Amended and Restated Certificate of Incorporation and/or its Bylaws if such action would adversely alter or affect the preferences, powers, privileges and/or special or relative rights of, or restrictions provided for the benefit of, holders of Series A Preferred Stock;

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                     (ii)   increase or decrease the authorized number of shares
              of Series A Preferred Stock or decrease the authorized number of shares of Common Stock;

                     (iii) authorize the issuance of, increase the authorized number of, or issue, shares of (or securities convertible or exercisable into or exchangeable for) any class or series of the Corporation's capital stock the terms of which provide that shares of such class or series rank senior to or on parity with shares of Series A Preferred Stock with respect to dividends, redemptions or distributions of cash or other assets of the Corporation, including, without limitation, with respect to distributions upon Liquidation;

                     (iv) authorize the issuance of or issue any securities of the Corporation if the issuance of such securities would give rise to an adjustment to the then Conversion Price pursuant to
              Section 7(f)(iv) of this Article III;

                     (v) reclassify any shares of capital stock of the Corporation into shares of (or securities convertible or exercisable into or exchangeable for) any class or series of the Corporation's capital stock the terms of which provide that shares of such class or series rank senior to or on parity with shares of Series A Preferred Stock with respect to dividends, redemptions or distributions of cash or other assets of the Corporation, including, without limitation, with respect to distributions upon Liquidation;

                     (vi)   amend, alter or repeal any provision of this
              Section 4; or

                     (vii)  agree to do any of the foregoing.

       5.     REDEMPTION.

              (a) All issued and outstanding shares of Series A Preferred Stock shall be redeemed at a per share redemption price (the "Redemption Price") equal to the then Per Share Preference Amount on July 12, 2007 (the "Redemption Date").

              (b) At least 30 days (and not more than 60 days) prior to the Redemption Date, written notice shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of Series A Preferred Stock to be redeemed, at his, her or its address last shown on the records of the transfer agent of the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent), notifying such holder of the upcoming redemption of such shares, specifying the Redemption Date and the Redemption Price and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (such notice is hereafter referred to as the "Redemption Notice"). On or prior to the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender his, her or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and against such surrender the Redemption Price of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the

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       Redemption Date, unless there shall have been a default in payment of the
       Redemption Price, all rights of the holders of the shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of such shares of Series A Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest against surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

              (c) If the funds of the Corporation legally available for redemption of Series A Preferred Stock on the Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock required under this Section 5 to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares of Series A Preferred Stock ratably on the basis of the number of shares of Series A Preferred Stock that would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Series A Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, such funds will be promptly used to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

       6. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and the number of authorized shares of Series A Preferred Stock shall be reduced accordingly.

       7. OPTIONAL CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Issue Date, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the then Per Share Preference Amount by the Conversion Price (as defined below).

              (b) The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be $1.50 per share. The initial Conversion Price (and, accordingly, the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock) shall be subject to adjustment as provided below.

              (c)    Subject to timely receipt of the notice required by
       Section 7(n), in the event of a liquidation, dissolution or winding-up of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on such liquidation, dissolution or winding-up of the Corporation to the holders of Series A Preferred Stock pursuant to Section 2(a).

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              (d)    FRACTIONAL SHARES.  No fractional shares of Common Stock
       shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock (as determined in good faith by the Board of Directors).

              (e)    MECHANICS OF CONVERSION.

                     (i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder irrevocably elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date (and in any event within five business days after the Conversion Date) issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                     (ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock and all other outstanding Options (as hereinafter defined) and Convertible Securities (as hereinafter defined). Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any lawful corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                     (iii) All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any,

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              to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Such conversion shall be deemed to have been made at the close of business on the Conversion Date, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

              (f)    ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

                     (i) SPECIAL DEFINITIONS. As used herein, the following definitions shall apply.

                            (A) "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                            (B) "CONVERTIBLE SECURITIES" shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                            (C) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Subsection 7(d)(iii) below, deemed to be issued ) by the Corporation after the Issue Date, other than shares of Common Stock issued or issuable:

                                   (I)    upon conversion of shares of Series A
                            Preferred Stock;

                                   (II)   upon exercise of the Stock Purchase
                            Warrant originally dated January 24, 1996 and currently registered in the name of JCP Telecom Systems, Inc., a Delaware corporation (as in effect on the date hereof);

                                   (III)  as a dividend or distribution of
                            Series A Preferred Stock, or

                                   (IV)   to employees, officers, directors or
                            consultants of the Corporation pursuant to any plan adopted by, or agreed to or approved by the Board of Directors.

                     (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made pursuant to Subsection 7(f)(iv), by adjustment in the Conversion Price: (a) unless the consideration per share (determined pursuant to Subsection 7(f)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of

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              at least 80% of the then outstanding shares of Series A Preferred
              Stock agreeing that no such adjustments shall made as the result of the issuance of Additional Shares of Common Stock.

                     (iii) ISSUANCE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. For purposes of this Subsection 7(f), if the Corporation at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have bee fixed, as of the close of business on such record date, PROVIDED that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 7(f)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, PROVIDED FURTHER that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                            (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                            (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

                            (C) No readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted had such original adjustment not been made but all other required adjustments had been made in respect of issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date:

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                            (D)    Notwithstanding clause (B) above, upon the
                     expiration or termination of any unexercised Option, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

                            (E) In the event of any increase in the number of share of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, an increase resulting from the antidilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment (if any) which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such increase been made upon the basis of such increased number of shares, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security; PROVIDED that if the event giving rise to such increase in the number of shares issuable in respect of such Option or Convertible Security would also, independent of this subsection (E), give rise to an adjustment to the Conversion Price pursuant to this
                     Section 7(f), the Conversion Price shall not be adjusted pursuant to both this subsection (E) and such other provision, but rather, the Conversion Price will be adjusted pursuant to either this subsection (E) or such other provision, the provision which results in a lower post-adjustment Conversion Price to control.

                     (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall at any time after the Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 7(f)(iii), but excluding shares issued upon a stock split or combination as provided in Subsection 7(g) or as a dividend or distribution as provided in Subsection 7(h)), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued or deemed issued would purchase at such Conversion Price; and (B) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance plus (2) the number of such Additional Shares of Common Stock so issued or deemed issued; PROVIDED that, immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 7(f)(iv), then such Additional Shares of Common Stock shall be deemed to be outstanding for all subsequent applications of this Subsection 7(f)(iv). Notwithstanding the foregoing, the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                     (v) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 7(f), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                            (A)    CASH AND PROPERTY:  Such consideration shall:

                                   (I)    insofar as it consists of each, be
                            computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                                   (II)   insofar as it consists of property
                            other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                   (III)  in the event Additional Shares of
                            Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                            (B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 7(f)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                                   (I)    the total amount, if any, received or
                            receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                   (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

              (g) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision (through a stock split or otherwise) of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Issue Date combine (through a reverse stock split or otherwise) the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

              (h) ADJUSTMENT FOR CERTAIN DISTRIBUTIONS. In the event the Corporation at any time, or from time to time, after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price, as the case may be, then in effect by a fraction:

                     (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                     (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

       PROVIDED, HOWEVER, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time and to the extent of actual payment of such dividends or distributions.

              (i) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the actual conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series A Preferred Stock.

              (j) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise, then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

              (k) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation (other than a Sale of the Corporation), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this
       Section 7 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

              (l) NO IMPAIRMENT. The Corporation will not, by amendment of this Second Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

              (m) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
       Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments,
       (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the Series A Preferred Stock.

              (n)    NOTICE OF RECORD DATE.  In the event:

                     (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock (whether payable in debt or equity securities of the Corporation or cash or other property of the Corporation);

                     (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                     (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation;

                     (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least fifteen days prior to the record date specified in (A) below or thirty days before the date specified in (B) below, a notice stating

                            (A)    the record date of such dividend,
                     distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                            (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

       8.     MANDATORY CONVERSION.

              (a) Immediately prior to, and subject to the consummation (the date of such consummation, the "Mandatory Conversion Date") of:

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

                     (1) any underwritten public offering of equity securities of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of equity securities for the account of the Corporation in which the aggregate net proceeds to the Corporation equal or exceed $75,000,000 (a "Qualified Public Offering") or

                     (2) a Sale of the Corporation other than a Sale of the Corporation which is treated at the election of the holders of the Series A Preferred Stock as a Liquidation pursuant to Section 2(d), each outstanding share of Series A Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the then Per Share Preference Amount by (A) in the case of (1) above, the lower of (x) then effective Conversion Price and (y) the price at which shares of Common Stock are sold to the public in such Qualified Public Offering and (B) in the case of (2) above, then effective Conversion Price.

              (b) All holders of record of shares of Series A Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 8. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent).
       Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 8. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion (the amount of which shall be determined in the manner described in Section 7(d)).

              (c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby shall, from and after the Mandatory Conversion Date, be deemed for all purposes to have been converted into that number of fully paid and nonassessable shares of Common Stock into which such shares of Series A Preferred Stock are then convertible in accordance with this Section 8, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

                                     ARTICLE IV

       The street address of the registered office of the corporation is Corporate Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

                                      ARTICLE V

       1. Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall provide otherwise.

       2. The Board of Directors shall be divided into three classes, designated Class I, Class II, and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I, and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class
II. The term of the initial Class I directors shall terminate on the date of the 2001 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2002 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2003 annual meeting. At each succeeding annual meeting of stockholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Notwithstanding the foregoing formula provisions, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class under the formula provided in this ARTICLE V immediately prior to such change, the following rules shall govern:

              (a) each director then serving as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his current term, or his prior death, resignation or removal;

              (b) at each subsequent election of directors, even if the number of directors in the class whose term of office then expires is less than the number then allocated to that class under said formula, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

              (c) at each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class under said formula, the Board of Directors shall designate one or more of the directorships then being elected as directors of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes under said formula;

              (d) in the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeded the number then allocated to that class under said formula, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class under said formula;

              (e) In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the formula in this ARTICLE V, as it applies to the number of directors authorized immediately following such increase; and

              (f) designation of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under the foregoing items (c), (d) and (e) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to said class under said formula. Notwithstanding any of the foregoing provisions of this
       ARTICLE V, each director shall serve until his successor is elected and qualified or until his death, resignation or removal.

       3. The number of directors of the Corporation shall not be less than six nor more than twelve, the exact number of directors to be such number as may be set from time to time within the limits set forth above by resolution adopted by affirmative vote of a majority of the Board of Directors.

       4. Any director may be removed at any annual or special stockholders' meeting upon the affirmative vote of the holders of more than 50 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least ten days prior to the date of the stockholders' meeting.

       5. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt the bylaws of the Corporation, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations that may be contained in such bylaws.

                                      ARTICLE VI

       To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this ARTICLE VI by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment.

                                     ARTICLE VII

       The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this ARTICLE VII. The right to indemnification under this ARTICLE VII shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE VII or otherwise. The Corporation may, by action of its Board of Directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VII shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this ARTICLE VII by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

                                     ARTICLE VIII

       No contract or other transaction between the Corporation and any other Corporation and no other acts of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director or officer of the Corporation individually, or any firm or association of which any director or officer may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that such person individually or as a member of such firm or association is such a party or is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is also a director or officer of such other corporation or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors during which any such contract or transaction shall be authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not such a director or officer of such other corporation or not so interested. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation.

       Any contract, transaction or act of the Corporation or of the directors that shall be ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the corporation, or at any special meeting called for such purpose, shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

       Subject to any express agreement that may from time to time be in effect, any stockholder, director or officer of the Corporation may carry on and conduct in such person's own right and for such person's own personal account, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business that competes with the business of the Corporation and shall be free in all such capacities to make investments in any kind of property in which the Corporation may make investments.

                              [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly signed by J. Michael Parks, its Chairman of the Board and Chief Executive Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and this Second Amended and Restated Certificate of Incorporation is the act and the deed of the Corporation, this ___ day of _____________, 2000.


                            ALLIANCE DATA SYSTEMS CORPORATION


                            By:
                                 -----------------------------------------
                                 J. Michael Parks
                                 Chairman of the Board and Chief Executive
                                 Officer